Exhibit 99.1
IMAX CORPORATION
Exhibit 99.1
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FOURTH QUARTER 2008 FINANCIAL RESULTS
HIGHLIGHTS

-	Company reports fourth quarter 2008 net loss per share of $0.21, or loss per share of $0.11 excluding charges related to the Company’s introduction of digital and launch of its joint revenue sharing initiative

-	Company installed a total of 60 systems in 2008, including 46 digital; 64 digital systems currently in operation

-	IMAX total network grows by 17% in 2008 to 351 theatres; commercial network increases 29% to 231 theatres

-	Watchmen: The IMAX Experience officially kicks off highly anticipated 2009 movie slate, delivering approximately $8.0 million in gross box office through first six days
TORONTO — March 12, 2009 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported a net loss per share of $0.21 for the quarter ended December 31, 2008, compared to a net loss per share of $0.25 for the fourth quarter of fiscal 2007. During the fourth quarter of 2008, the Company incurred certain charges related to the introduction of its digital projection system and the launch of new joint revenue sharing arrangement theatres. Excluding these items from the fourth quarters of 2008 and 2007, the Company’s loss per share was $0.11 and a loss per share of $0.21, respectively. The charges in the fourth quarter of 2008 include: a $1.6 million asset impairment charge reflecting the write down of film-based projector inventories; $1.5 million in launch costs reflecting the opening of new joint revenue sharing arrangement theatres; and $1.3 million in accelerated depreciation on existing film-based joint revenue sharing arrangement theatres due to the earlier than anticipated digital upgrade of those theatres. Included in the fourth quarter of 2007 was a $4.0 million asset impairment charge reflecting the write-down of film-based projector inventories, partially offset by a one-time benefit from discontinued operations of $2.4 million.
IMAX Co-Chairmen and Co-CEOs Richard L. Gelfond and Bradley J. Wechsler commented, “As we have said previously, in 2008 we laid the groundwork that is significantly transforming the Company from one that was entirely film-based to one that is increasingly digital, and our business model from one of one-time sales to one of more significant recurring revenues. While our financial results reflect the costs associated with this transformation, our revenue did not yet reflect the benefits, as many customers elected to wait for our digital product. With the introduction of IMAX’s digital technology now well underway, we continue to believe that the key drivers of our business — our digital technology, our growing base of joint revenue sharing theatres and our robust movie slate — should deliver strong revenue growth and return us to profitability in 2009.”

The Company achieved several important strategic milestones in fiscal 2008 that it believes positions it for significant growth in 2009 and beyond:
•	Successfully launched its IMAX digital product, with 46 digital systems deployed in the second half of 2008.

•	Installed a total of 60 IMAX projection systems (including two digital upgrades), the most installations in any given year in the history of the Company. Eighteen were under sales/sales type lease agreements (15 of which were recognized as revenue), 41 were under joint revenue sharing arrangements, and one was an operating lease. The Company ended 2008 with a total of 351 IMAX systems in operation, a 17% increase over 2007, and its commercial network grew to 231 theatres, up 29% over last year.

•	Secured $18.0 million in funding in May 2008 through a private placement of common stock to its largest shareholder at market prices of $6.60 per share and re-negotiated its $30.0 million credit facility such that it is no longer subject to any EBITDA maintenance covenants provided the Company is in compliance with certain minimum liquidity requirements.

•	Broadened its studio relationships, including signing a multi-picture deal with Walt Disney Pictures.

•	Signed deals for 90 new systems: 42 under joint revenue sharing arrangements and 48 under sales/sales type lease/operating lease arrangements.
Messrs. Gelfond and Wechsler continued, “We believe that the combination of these very significant initiatives creates a more compelling business proposition for ourselves and for our constituencies. Given the rate at which we are capable of installing new systems, the proven reliability of the systems to date, the positive feedback we are getting from our studio and exhibitor partners, and, perhaps most importantly, the response from the consumer, we feel very pleased and confident about our digital roll-out thus far.”
For the three months ended December 31, 2008, total revenues were $28.1 million, as compared to $32.3 million reported for the prior year period. In September, the Company released DreamWorks Pictures/Paramount’s Eagle Eye: The IMAX Experience, which grossed a total of $7.0 million in IMAX® theatres worldwide, the vast majority of which was captured during the fourth quarter. In November, the Company released DreamWorks Animation’s Madagascar: Escape 2 Africa: The IMAX Experience, which grossed $11.7 million in IMAX theatres worldwide as of quarter end and $12.2 million over the course of its run. On December 12th, the Company released Twentieth Century Fox’s The Day the Earth Stood Still: The IMAX Experience, which grossed $10.3 million worldwide in IMAX theatres in the fourth quarter and $13.8 million over the course of its run.
“Our fourth quarter revenue results primarily reflect the near-term impact of Harry Potter and the Half-Blood Prince moving out of the fourth quarter of 2008 and into the third quarter of 2009, coupled with difficult year-over-year film revenue comparisons to last year’s Beowulf: An IMAX Experience and I am Legend: The IMAX Experience. That said, we are very encouraged that in these challenging economic times, consumers are continuing to embrace The IMAX Experience®. Our percentage of gross box office continues to outpace our percentage of screens, demonstrating consumers’ enthusiasm for our brand.”
The Company installed and recognized revenue on six theatre systems that qualified as either sales or sales-type leases in the fourth quarter of 2008, compared to five in 2007, and installed 26 new systems under joint revenue sharing arrangements in the fourth quarter, compared to two in the year ago period.
Fourth quarter gross margin of $6.4 million includes the previously mentioned transitional charges incurred in the period. Excluding those items, gross margin in the fourth quarter of 2008 was $10.8 million. A description of how these items impacted gross margin on a segment basis is in included with the segment table at the end of this press release.
Selling, general and administrative expenses decreased to $9.5 million in the fourth quarter of 2008 compared to $13.0 million in the same period a year ago, including a decrease in legal and professional fees of $1.9 million. Research and development costs decreased to $1.3 million in the fourth quarter of 2008, compared to $1.6 million in the fourth quarter of 2007.
At the end of 2008, the Company’s backlog consisted of 213 theatre systems compared to 186 theatre systems in backlog at the end of 2007. Included in the 2008 and 2007 system backlog totals were 106 and 104 theatres under joint revenue sharing arrangements, respectively.
As of December 31, 2008, the Company’s cash position was $27.0 million, compared to cash of $37.7 million at the end of the third quarter and $16.9 million as of December 31, 2007. The Company’s cash position reflects investments related to its joint revenue sharing digital projection systems, which amounted to approximately $8.9 million in the fourth quarter and $18.5 million for the year. The Company commented that its costs per system remain on plan and reiterated that it remains confident that the combination of its cash position, available credit of $10.5 million under its credit facility, and operating cash flows will provide the necessary funding for its continued roll-out of joint revenue sharing digital projection systems.
The Company believes that its joint revenue sharing business model makes it significantly more affordable and less capital intensive for exhibitors to be in the IMAX business while at the same time driving greater recurring revenue for the Company. Following its 100-theater deal with AMC signed in December 2007, the Company signed strategic joint revenue sharing arrangements in 2008 with top exhibitors such as Regal Cinemas in the U.S., Hoyts Cinemas in Australia, Tokyu Cinemas in Japan, and Cineplexx in Austria (fourth quarter). The Company also signed a two-theatre systems sales deal with Odeon in the UK in the fourth quarter, as the Company works to increase its penetration in Europe.
During the fourth quarter, the Company continued its roll out of IMAX digital projection systems with the successful delivery and installation of 32 digital projection systems (including two digital upgrades), and ended 2008 with 46 digital systems in operation. To date, 64 IMAX digital systems are in operation.
Messrs. Gelfond and Wechsler continued, “Our joint revenue sharing model, coupled with our digital technology, are the catalysts behind our record network growth, record year-end systems backlog and record number of Hollywood titles for 2009, all of which should drive revenue and earnings growth as well as significant cash flows beginning this year. At the end of the fourth quarter, 52 IMAX theatres were operating under our joint revenue sharing model, up from 11 last year and double the 26 we had in operation at the end of the third quarter. Importantly, joint revenue sharing systems that have been open for over a year are averaging initial rates of return of approximately 40% before taking film revenue into consideration, which is in line with our expectations.”
The Company’s 2009 movie slate currently includes 11 titles (one IMAX original production and 10 DMR titles), compared to eight movies (all DMR titles) in 2008. The Company believe these titles include some of the most highly anticipated films of the year, such as Watchmen: The IMAX Experience (WB, March 6, 2009); Monsters vs. Aliens: An IMAX 3D Experience (DreamWorks Animation SKG, March 27, 2009); Star Trek: The IMAX Experience (Paramount Pictures, May 2009); Night at the Museum: Battle of the Smithsonian: The IMAX Experience (Twentieth Century Fox, May 2009); Transformers: Revenge of the Fallen: The IMAX Experience (Paramount Pictures, June 2009); Harry Potter and the Half-Blood Prince: An IMAX 3D Experience (WB, July 2009); Disney’s A Christmas Carol: An IMAX 3D Experience (Walt Disney Pictures and ImageMovers Digital, November 2009); and James Cameron’s Avatar: An IMAX 3D Experience (Twentieth Century Fox, December 2009).
The year officially kicked into gear last weekend with WB’s Watchmen: The IMAX Experience. The IMAX release contributed $5.4 million, or approximately 10%, of the $55.0 million that the film grossed at the domestic box office, on a total of 124 North American IMAX screens, for a domestic IMAX per screen average of $43,863. Internationally, the picture generated an estimated $727,000 from 29 IMAX screens. The film’s worldwide IMAX opening total was $6.2 million and the film has generated a total of approximately $8.0 million in IMAX worldwide through yesterday.
Messrs. Gelfond and Wechsler commented, “Our film slate is the fuel that drives our go-forward business model, and we are very pleased with how the slate for 2009 has come together. We are on track to show a record 11 titles in the IMAX network this year, which is only possible because of our introduction of digital, and we likely have room for one more title in the fall. Our ability to show 10 to 12 titles a year, versus the six to seven we have been able to show historically, gives us greater ability to capture more box office revenue, especially in our joint revenue sharing theatres. Our 2009 slate also includes some of the most highly anticipated 3D titles of the year, starting with DreamWorks Animation’s Monsters vs. Aliens on March 27th, which we anticipate will show on close to 200 IMAX screens worldwide, our biggest IMAX release ever.”
Messrs. Gelfond and Wechsler concluded, “Given our film slate, anticipated network growth and the strength we are seeing in the movie industry overall, we believe there is good reason to be optimistic about our business performance in 2009. Our number of contracted theatre systems planned for 2009 coupled with the quality of our movie slate is providing increased visibility into our business. Similar to 2008, our goal for 2009 is to have the bulk of our 2010 movie slate finalized this year. To that end, we are speaking to every major Hollywood studio about multiple titles for 12 different slots next year, and we look forward to announcing those titles as the year unfolds.”
Conference Call Information
The Company will host a conference call this morning at 8:30 AM ET to discuss its fourth quarter financial results and outlook for 2009. To access the call via phone, interested parties should dial (866) 322-8032 approximately 10 minutes before it begins. International callers should dial (416) 640-3406. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 7756431.The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR® technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience®. IMAX’s renowned projectors display crystal-clear images on the world’s biggest screens, and the IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of December 31, 2008, there were 351 IMAX theatres (231 commercial, 120 institutional) operating in 42 countries.
IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, IMAX DMR®, DMR®, IMAX MPX®, IMAX think big® and think big® are trademarks and trade names of the Company. More information about the Company can be found at www.imax.com.
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include ongoing discussions with the SEC and OSC relating to their ongoing inquiries and the Company’s accounting, the performance of films, the signing of theatre system agreements, the viability of new technologies, businesses and products, the timing of theatre system deliveries, the mix of theatre systems shipped, the timing of the recognition of revenues and expenses on film production and distribution agreements, risks arising from potential material weaknesses in internal control over financial reporting and fluctuations in foreign currency and in the large format, general commercial exhibition and out-of-home entertainment markets. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

     For additional information please contact:

Media:	Investors:
IMAX CORPORATION, NEW YORK	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Revenues
Equipment and product sales	$9,764	$10,773	$27,853	$32,500
Services	14,470	18,171	64,985	69,149
Rentals	2,495	2,147	8,207	7,107
Finance income	1,065	1,074	4,300	4,649
Other	270	138	881	2,427

	28,064	32,303	106,226	115,832

Costs and expenses applicable to revenues
Equipment and product sales	7,154	8,433	17,182	21,546
Services	10,753	15,331	44,372	50,090
Rentals	3,654	1,083	7,043	2,987
Other	71	—	169	50

	21,632	24,847	68,766	74,673

Gross margin	6,432	7,456	37,460	41,159
Selling, general and administrative expenses	9,503	12,982	43,652	44,705
Research and development	1,306	1,609	7,461	5,789
Amortization of intangibles	137	141	526	547
Receivable provisions net of recoveries	863	1,102	1,977	1,795
Asset impairments	28	562	28	562

Loss from operations	(5,405)	(8,940)	(16,184)	(12,239)
Interest income	99	215	381	862
Interest expense	(4,400)	(4,128)	(17,707)	(17,093)

Loss from continuing operations before income taxes	(9,706)	(12,853)	(33,510)	(28,470)
Recovery of (provision for) income taxes	663	338	(92)	(472)

Loss from continuing operations	(9,043)	(12,515)	(33,602)	(28,942)
Earnings from discontinued operations	—	2,370	—	2,002

Net loss	$(9,043)	$(10,145)	$(33,602)	$(26,940)

Loss per share
Loss per share — basic & diluted:
Net loss from continuing operations	$(0.21)	$(0.31)	$(0.79)	$(0.72)
Net loss from discontinued operations	—	0.06	—	0.05

Net loss	$(0.21)	$(0.25)	$(0.79)	$(0.67)

Weighted average number of shares outstanding (000’s):
Weighted average number of shares used in computing basic loss per share	43,421	40,444	42,393	40,309

Weighted average number of shares used in computing diluted loss per share	43,421	40,444	42,393	40,309

Additional disclosure:

Depreciation and amortization [1]	$5,272	$4,944	$18,071	$17,738

(1)	Includes $0.3 million and $1.4 million of amortization of deferred financing costs charged to interest expense for the three months and year ended December 31, 2008 , respectively (December 31, 2007 — $0.3 million and $1.3 million, respectively)

IMAX CORPORATION
CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars)

	December 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$27,017	$16,901
Accounts receivable, net of allowance for doubtful accounts of $2,901 (2007 — $3,045)	22,982	25,505
Financing receivables	56,138	59,092
Inventories	19,822	22,050
Prepaid expenses	1,998	2,187
Film assets	3,923	2,042
Property, plant and equipment	39,405	23,708
Other assets	16,074	15,093
Goodwill	39,027	39,027
Other intangible assets	2,281	2,377

Total assets	$228,667	$207,982

Liabilities
Bank indebtedness	$20,000	$—
Accounts payable	15,790	12,300
Accrued liabilities	58,199	61,967
Deferred revenue	71,452	59,085
Senior Notes due 2010	160,000	160,000

Total liabilities	325,441	293,352

Commitments and contingencies

Shareholders’ deficiency
Capital stock common shares — no par value. Authorized — unlimited number. Issued and outstanding — 43,490,631 (2007 — 40,423,074)	141,584	122,455
Other equity	5,183	4,088
Deficit	(247,009)	(213,407)
Accumulated other comprehensive income	3,468	1,494

Total shareholders’ deficiency	(96,774)	(85,370)

Total liabilities and shareholders’ deficiency	$228,667	$207,982

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the profits. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
Revenue
IMAX systems	$11,611	$12,314	$34,783	$40,782
Theater system maintenance	4,342	4,035	16,331	15,991
Joint revenue sharing arrangements	1,408	726	3,435	2,343
Films
Production and IMAX DMR	3,364	5,224	17,944	19,863
Distribution	2,087	2,369	9,559	11,018
Post-production	1,974	2,402	6,929	5,693
Theater operations	2,520	4,141	14,040	16,584
Other	758	1,092	3,205	3,558

Total	$28,064	$32,303	$106,226	$115,832

Gross margins
IMAX systems(1)	$4,512	$4,074	$18,374	$20,239
Theater system maintenance(2)	1,938	1,303	7,117	6,970
Joint revenue sharing arrangements(3)	(1,872)	287	(1,865)	1,362
Films
Production and IMAX DMR	980	697	6,992	4,915
Distribution	462	(37)	3,120	3,484
Post-production	711	1,023	3,451	2,552
Theater operations	(439)	(146)	(132)	1,137
Other	140	255	403	500

Total	$6,432	$7,456	$37,460	$41,159

(1)	Includes a charge of $1.5 million and $2.4 million for the three months and year ended December 31, 2008, respectively, (December 31, 2007 —$3.2 million and $3.3 million, respectively), in costs and expenses applicable to revenues, primarily for the write-down of film-based projector inventories.

(2)	Includes a charge of $0.1 million and $0.1 million for the three months and year ended December 31, 2008, respectively, (December 31, 2007 —$0.6 million and $0.6 million, respectively), in costs and expenses applicable to revenues, primarily for the write-down of film-based service inventories.

(3)	In 2008, the Company adjusted the estimated useful life of its film-based IMAX MPX projection systems in use by existing JRSA theaters, on a prospective basis, to reflect the Company’s accelerated transition to a digital projection system for these theatres, resulting in increased depreciation expense of $1.3 million and $1.5 million for the quarter and year ended December 31, 2008. Also includes launch expenses associated with the opening of new joint revenue sharing arrangement theatres of $1.5 million and $1.8 million for the three months and year-ended December 31, 2008, respectively.